Exhibit 11.2

BELITE BIO, INC

Statement of PolicIES

Governing Material, Non-Public Information and

The Prevention of InsideR Trading

This Statement of Policies Governing Material, Non-Public Information and the Prevention of Insider Trading (this “Statement”) of Belite Bio, Inc (the “Company”) consists of three sections: Section I provides an overview; Section II sets forth the Company’s policies prohibiting insider trading; and Section III explains insider trading.

I.

SUMMARY

Preventing insider trading is necessary to comply with United States securities law and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information which is considered to be both “material” and “non-public.”

The Company considers strict compliance with the policies (the “Policy”) set forth in this Statement to be a matter of utmost importance. Violation of this Policy could cause significant reputational damage and possible legal liability to the violator and the Company. Knowing or willful violations of the letter or spirit of this Policy will be grounds for immediate dismissal from the Company. Violation of the Policy might expose the violator to severe criminal penalties as well as civil liability to any person injured by the violation. The monetary damages flowing from a violation could be multiple times the profit realized by the violator, as well as the attorney’s fees of the persons injured.

This Statement applies to all officers, directors, employees and consultants of the Company and its subsidiaries and affiliated entities and extends to all activities within and outside an individual’s duties at the Company. Every director, officer, employee and consultant of the Company must review this Statement, and when requested by the Company, must execute and return the Certificate of Compliance attached hereto to Mr. Hao-Yuan Chuang (the “Compliance Officer”), within seven (7) days after you receive the request.

Questions regarding the Statement should be directed to the Compliance Officer at hyc@belitebio.com.

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II.

POLICIES PROHIBITING INSIDER TRADING

For purposes of this Statement, the terms “purchase” and “sell” of securities exclude the acceptance of options granted by the issuer thereof and the exercise of options that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth below.

A.	No Trading - No officer, director, employee or consultant shall purchase or sell any type of security or enter into a binding security trading plan in compliance with Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended (a “Trading Plan”) while in possession of material, non-public information relating to the Company, its American Depositary Shares (“ADSs”) representing its common shares or other securities (the “Material Information”).

In the event that the Material Information possessed by you relates to the ADSs or other Company securities, the above policy will require waiting for at least forty-eight (48) hours after public disclosure of the Material Information by the Company, which forty-eight (48) hours shall include in all events at least one full Trading Day on the Nasdaq Stock Market (the “Nasdaq”), following such public disclosure. The term “Trading Day” is defined as a day on which the Nasdaq is open for trading. Except for public holidays in the U.S., Nasdaq’s regular trading hours are from 9:30 a.m. to 4:00 p.m., New York City time, Monday through Friday.

In addition, no officer, director, employee or consultant shall purchase or sell any Company security or enter into a Trading Plan, without the prior clearance by the Compliance Officer, during any period designated as a “limited trading period,” regardless of whether such officer, director, employee or consultant possesses any Material Information. The Compliance Officer may limit the numbers of Company securities and/or trading periods during which Company securities may be sold and/or purchased as he/she deems appropriate and need not provide any reason for a limit.

Furthermore, all transactions in Company securities (including without limitation, acquisitions and dispositions of the ADSs, the sale of common shares issued upon exercise of stock options and the execution of a Trading Plan, but excluding the acceptance of options granted by the Company and the exercise of options that does not involve the sale of securities) by officers, directors and key employees designated by the Company from time to time must be pre-approved by the Compliance Officer.

Please see Section III below for an explanation of the Material Information.

B.	Trading Window – Assuming none of the “no trading” restrictions set forth in Section II-A above applies, no officer, director, employee or consultant shall purchase or sell any security of the Company or enter into a Trading Plan other than during the “Trading Window” as follows: the period in any fiscal quarter of the Company commencing at the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the prior year or quarter, as applicable, and ending on December 31, March 31, June 30 and September 30.

In other words,

(1)beginning on January 1 of each year, no officer, director, employee or consultant shall purchase or sell any security of the Company or enter into a Trading Plan until the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the fiscal year ended on December 31 of the prior year, and
(2)beginning on April 1, July 1 and October 1 of each year, respectively, no officer, director, employee or consultant shall purchase or sell any security of the Company or enter into a Trading Plan until the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the fiscal quarter ended on March 31, June 30 and September 30 of that year, respectively.

If the Company’s public disclosure of its financial results for the prior period occurs on a Trading Day more than four hours before the Nasdaq closes, then such date of disclosure shall be considered the first Trading Day following such public disclosure.

Please note that trading in Company securities during the Trading Window is not a “safe harbor,” and all officers, directors, employees and consultants should strictly comply with all the policies set forth in this Statement.

When in doubt, do not trade! Check with the Compliance Officer first.

Notwithstanding the foregoing, sale of securities pursuant to an existing Trading Plan which was entered into in accordance with the Policy and in compliance with applicable law is not subject to the restrictions on trading in Sections A and B above.

C.No Tipping - No officer, director, employee or consultant shall directly or indirectly disclose any Material Information to anyone who trades in securities (so-called “tipping”) while in possession of such Material Information.

D.Confidentiality - No officer, director, employee or consultant shall communicate any Material Information to anyone outside the Company under any circumstances unless approved by the Compliance Officer in advance, or to anyone within the Company other than on a need-to-know basis.

E.No Comment - No officer, director, employee or consultant shall discuss any internal matters or developments of the Company with anyone outside of the Company, except as required in the performance of regular corporate duties. Unless you are expressly authorized to the contrary, if you receive any inquiries about the Company or its securities by the financial press, investment analysts or others, or any requests for comments or interviews, you should decline comment and direct the inquiry or request to the Compliance Officer.

F.Corrective Action - If any potentially Material Information is inadvertently disclosed, any officer, director, employee or consultant should notify the Compliance Officer immediately so that the Company can determine whether or not corrective action, such as general disclosure to the public, is warranted.

III.

EXPLANATION OF INSIDER TRADING

As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material” “non-public” information relating to the security. “Securities” include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to a security. It is generally understood that insider trading includes the following:

●	Trading by insiders while in possession of material, non-public information;
●	Trading by persons other than insiders while in possession of material, non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; or
●	Communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.

As noted above, for purposes of this Statement, the terms “purchase” and “sell” of securities exclude the acceptance of options granted by the issuer thereof and the exercise of options that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth in this Statement.

What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) information concerning:

●	dividends;
●	corporate earnings or earnings forecasts;
●	changes in financial condition or asset value;
●	negotiations for the mergers or acquisitions or dispositions of significant subsidiaries or assets;
●	significant new contracts or the loss of a significant contract;
●	significant new products or services;
●	significant marketing plans or changes in such plans;
●	capital investment plans or changes in such plans;
●	material litigation, administrative action or governmental investigations or inquiries about the Company or any of its affiliated companies, officers or directors;
●	significant borrowings or financings;
●	defaults on borrowings;
●	new equity or debt offerings;
●	significant personnel changes;
●	changes in accounting methods and write-offs; and
●	any substantial change in industry circumstances or competitive conditions which could significantly affect the Company’s earnings or prospects for expansion.
●	A good general rule of thumb: when in doubt, do not trade.

What is Non-public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg, Associated Press, or United Press International. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow approximately forty-eight (48) hours following publication as a reasonable waiting period before such information is deemed to be public.

Who is an Insider?

“Insiders” include officers, directors, employees and consultants of a company and anyone else who has material inside information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material, non-

public information relating to the company’s securities. All officers, directors, employees and consultants of the Company should consider themselves insiders with respect to material, non-public information about business, activities and securities. Officers, directors, employees and consultants may not trade the Company’s securities while in possession of material, non-public information relating to the Company nor tip (or communicate except on a need-to-know basis) such information to others.

It should be noted that trading by members of an officer’s, director’s, employee’s or consultant’s household can be the responsibility of such officer, director, employee or consultant under certain circumstances and could give rise to legal and Company-imposed sanctions.

Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The Securities and Exchange Commission (“SEC”) and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

●	SEC administrative sanctions;
●	Securities industry self-regulatory organization sanctions;
●	Civil injunctions;
●	Damage awards to private plaintiffs;
●	Disgorgement of all profits;
●	Civil fines for the violator of up to three times the amount of profit gained or loss avoided;

●	Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of US$1,000,000 or three times the amount of profit gained or loss avoided by the violator;
●	Criminal fines for individual violators of up to US$5,000,000 (US$25,000,000 for an entity); and
●	Jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including immediate dismissal. Insider trading violations are not limited to violations of the federal securities laws: other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act, also may be violated upon the occurrence of insider trading.

Effective Date: May 3, 2022

Approved by: The Board of Directors of the Company on April 5, 2022

First Amendment: November 11, 2024.

CERTIFICATE OF COMPLIANCE

TO:	Compliance Officer

FROM:

RE:	STATEMENT OF POLICIES OF BELITE BIO, INC GOVERNING MATERIAL, NON-PUBLIC INFORMATION AND THE PREVENTION OF INSIDER TRADING (Dated: )

I have received, reviewed, and understand the above-referenced Statement of Policies (the “Policy”) and hereby undertake, as a condition to my present and continued employment at or association with Belite Bio, Inc (the “Company”), to comply fully with the Policy.

I hereby certify that I have adhered to the Policy during the time period that I have been employed by or associated with the Company.

I agree to adhere to the Policy in the future.

Signature:
Name:
ID Card Number:
Title:
Date: